Amendments to Putnam’s Code of Ethics – August 2007

The following sections are rewritten in their entirety to read as follows:

Code of Ethics Overview

Short selling (page 2)

Putnam employees are prohibited from short selling any security, whether or not it is held in a Putnam client portfolio, although short selling against broad market indexes and “against the box” is permitted. Note, however, that short selling “against the box” or otherwise hedging an investment in shares of Power Corporation of Canada, Power Financial Corporation, and Great-West Lifeco Inc. stock is prohibited.

Section 1- Personal Securities Rules for All Employees

A. Pre-Clearance (page 8)

Rule 1: Pre-Clearance Requirements

Pre-clearance is required for the following securities:

● Stock of Power Corporation of Canada, Power Financial Corporation, and Great-West Lifeco Inc.

● MMC stock

● Any type or class of equity or debt security, including corporate and municipal bonds

● Any rights relating to a security, such as warrants and convertible securities

● Closed-end funds – including Putnam closed-end funds. Country funds, as well as other funds that are not tied to an index, are considered closed-end funds and are subject to pre-clearance and reporting requirements, e.g., India Fund (INF), Morgan Stanley Asia Pacific Fund (APF), and Central Europe and Russia Fund (CEE). Certain closed-end funds which sometimes are referred to as closed-end ETFs, such as Blackrock (BKK), Western Asset Emerging (ESD), or Eaton Vance Muni Trust (EVN), are also subject to pre-clearance and reporting requirements.

● Any narrow-based derivative, e.g., a put-or-call option on a single security

● Any security donated as a gift to an individual or a charity

Pre-clearance is not required for:

● Open-end mutual funds

● Currencies, Treasuries (T-bills), and direct and indirect obligations of the U.S. government and its agencies

● Direct and indirect obligations of any member of the country of the Organization for Economic CoOperation and Development (OECD), commercial paper, certificates of deposit (CDs), repurchase agreements, bankers’ acceptances, and other money market instruments

The following are excluded from pre-clearance but not from reporting requirements:

● Exchange-traded index funds (ETFs) containing a portfolio of securities of 25 or more issuers (e.g., SPDRs, WEBs, QQQQs, iShares, and HLDRs), and any option on a broad-based market index or an exchange-traded futures contract or option thereon.

Rule 3: Marsh & McLennan (MMC) Securities (page 11)

All employees trading MMC securities must pre-clear the trades in the PTA system. MMC securities include stock, options, and any other securities such as debt. Sales out of the MMC Employee Stock Purchase Plan and transactions in all Putnam and MMC employee benefit and bonus plans, i.e., rebalancing or exchanging out of the 401(k)/Profit Sharing//Bonus Plan, are included in this requirement.

Pre-clearance of MMC is required when, for example, you:

● Sell MMC out of the Stock Purchase Plan

● Exchange MMC shares out of your 401(k)/Profit Sharing/Bonus Plan

● Rebalance your Putnam fund choices, which results in a buy or sell of MMC from your 401(k)/Profit Sharing/Bonus Plan

● Trade in MMC securities in other accounts held outside Putnam Investments

Pre-clearance is not required when you:

● Apply for a loan and/or make withdrawals of the stock from your 401(k)/Profit Sharing Plan

COMMENTS

All transactions of MMC require pre-clearance in PTA before you contact your broker to trade shares in an outside brokerage account or before contacting Citigroup Smith Barney to sell shares out of your Stock Purchase Plan. Also, if MMC is one of your choices in the 401(k)/Profit Sharing Plan, all exchanges out must be cleared. Even though clearance is not required for Putnam mutual funds, if you do not wish to include MMC shares when rebalancing any of your fund choices, which will result in an automatic exchange of your MMC shares, you must remember to exclude MMC shares prior to submitting your changes. If you are investing online, check the box to exclude MMC; or if you are investing by telephone with a Putnam representative, ask to exclude MMC before rebalancing the funds.

Additional MMC-related policies:

● Transactions in MMC securities that are held in Putnam’s internal plans are not subject to the 90-Day Short-Term Rule (applicable to Access Persons only) or to the holding periods that apply to Putnam mutual funds.

B. Prohibited Transactions (page 12)

Rule 1: Short-Selling Prohibition

Putnam employees are prohibited from short selling any security in their own account, whether or not the security is held in a Putnam client portfolio. Employees are prohibited from hedging investments made in securities of Power Corporation of Canada, Power Financial Corporation, and Great-West Lifeco Inc.

EXCEPTION

Short selling against broad market indexes (such as the Dow Jones Industrial Average, the NASDAQ index, and the S&P 100 and 500 indexes) and short selling against the box are permitted (except that short selling shares of Power Corporation of Canada, Power Financial Corporation, and Great-West Lifeco Inc. against the box is not permitted).

Section IV – Reporting Requirements

Reporting of Personal Securities Transactions

Rule 6: Reporting of Irregular Activity (pages 35 and 36)

If a Putnam employee suspects that fraudulent, illegal, or other irregular activity (including violations of the Code of Ethics) might be occurring at Putnam, the activity should be reported immediately to the managing director in charge of that employee’s business unit. Managing directors who are notified of any such activity must immediately report it in writing to Putnam’s Chief Financial Officer and Putnam’s Chief Compliance Officer.

An employee who does not feel comfortable reporting this activity to the managing director may instead contact the Chief Compliance Officer, the Putnam Ethics hotline, or Putnam’s Ombudsman.

Appendix A — Section I: Rules Concerning Inside Information (pages 43 and 44)

Rule 3: Reporting of Material Non-Public Information

Any Putnam employee who believes he is aware of or has received material, non-public information concerning a security or an issuer shall immediately report the information to the Code of Ethics Officer, the Deputy Code of Ethics Officer, or in their absence, a lawyer in the Putnam Legal and Compliance Department and to no one else. After reporting the information, the Putnam employee shall comply strictly with Rule 2 by not trading in the security without the prior written approval of the Code of Ethics Officer and shall (a) take precautions to ensure the continued confidentiality of the information, and (b) refrain from communicating the information in question to any person.

IMPLEMENTATION

A. In order to make any use of potential material non-public information, including purchasing or selling a security or communicating the information to others, an employee must communicate that information to the Code of Ethics Officer in a way designed to prevent the spread of such information. Once the employee has reported potential material non-public information to the Code of Ethics Officer, the Code of Ethics Officer will evaluate whether such information constitutes material non-public information, and whether a duty exists that makes use of such information improper. If the Code of Ethics Officer determines either (a) that the information is not material or is public, or (b) that use of the information is proper, he will issue a written approval to the employee specifically authorizing trading while in possession of the information, if the employee so requests. If the Code of Ethics Officer determines (a) that the information may be non-public and material, and (b) that use of such information may be improper, he will place the security that is the subject of such information on the Red List.

B. An employee who reports potential inside information to the Code of Ethics Officer should expect that the Code of Ethics Officer will need significant information, and time to gather such information, to make the evaluation, including information about (a) the manner in which the employee acquired the information, and (b) the identity of individuals to whom the employee has revealed the information, or who have otherwise learned the information. In appropriate situations, the Code of Ethics Officer will normally place the affected security or securities on the Red List pending the completion of his evaluation.

C. If an employee possesses documents, disks, or other materials containing the potential inside information, an employee must take precautions to ensure the confidentiality of the information in question. Those precautions include (a) putting documents containing such information out of the view of a casual observer, and (b) securing files containing such documents or ensuring that computer files reflecting such information are secure from viewing by others.